UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD
SPECIALIZED DISCLOSURE REPORT

INVACARE HOLDINGS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-15103	38-4264819

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Invacare Way, Elyria, Ohio	44035

(Address of principal executive offices)	(Zip code)

Kai Zhu, Senior Vice President and Chief Financial Officer	(440) 329-6000

(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this report is being filed, and provide the period to which the information in this for applies:

☒ Rule 13-p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the period from January 1 to December 31, 2023.

Section 1 - Conflict Minerals Disclosure
Item 1.01    Conflict Minerals Disclosure and Report
The Conflict Minerals Report for the year ended December 31, 2023 of Invacare Holdings Corporation (the “Company” and successor of Invacare Corporation) is filed herewith as Exhibit 1.01, and is available on the Company's website at www.invacare.com, on the “Investor Relations” page under the links for “Corporate Governance” / “ESG” / “Supply Chain.”

Item 1.02    Exhibit
The Conflict Minerals Report required by Item 1.01 is filed as Exhibit 1.01 to this Form SD.

Section 2 - Exhibits
Item 2.01    Exhibits
Exhibit 1.01        Conflict Minerals Report for the year ended December 31, 2023.

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

INVACARE HOLDINGS CORPORATION
(Registrant)

Date: May 30, 2024	By:	/s/ Kai Zhu
	Name:	Kai Zhu
	Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description of Exhibit

1.01	Conflict Minerals Report for the year ended December 31, 2023.